Exhibit 10.16
Strategic Cooperation Agreement on Mobile Reading Business
Agreement No.:
Execution Date: March 4, 2010

This Agreement is entered into by and between the following Parties:
Party A: China Mobile Group Zhejiang Co., Ltd.
Postal Address: No. 288, North Huancheng Road, Hangzhou, Zhejiang
Postcode: 310006
Tel: [This information is missing in the original as signed agreement]
Party B: Shanghai Xuanting Entertainment Information Technology Co., Ltd.
Postal Address: No. 35, Boxia Road, Zhangjiang High-Technology Park, Pudong New Area, Shanghai
Postcode: 201203
Tel: 021-61870500
Based on the principles of equality and mutual benefit and through amicable negotiation, Party A and Party B have reached an agreement in which Party B licenses Party A to use, as well as to obtain any profits in connection with, the copyrighted works for which Party B owns the legal rights. This agreement has been prepared to regulate the rights and obligations of the two parties during the term of their cooperation, and shall be equally binding upon both Parties.

Article 1.	Principles of Cooperation
China Mobile Group Zhejiang Co., Ltd., serving as the base for innovative mobile reading products of China Mobile Group (“China Mobile”), is entrusted with the responsibilities of sourcing content for China Mobile’s mobile reading business.
During the period of cooperation with respect to the mobile reading business, Party A and Party B shall abide by this Agreement and actively cooperate with each other.
Party B is willing to participate in the mobile reading business and to act as a strategic MCP (“Master Content Provider”) for Party A’s mobile reading product base. Party B acknowledges and understands the matters specified herein, and agrees to be bound by this Agreement according to the relevant PRC laws.

Article 2.	Definition and Interpretation
Unless the context otherwise requires, in this Agreement:
1.	“Mobile Reading Business” refers to a value-added business of China Mobile in which content such as electronic books is mutually transmitted between China Mobile’s servers and front end users, and which provides users with electronic content in various forms including books, magazines, cartoons, etc. A user may, at the front end, choose content in which he/she is interested and read it online, and may also request to download and read it offline. The MCP may, via offline or online tools provided by the China Mobile publication platform, create an electronic book according to China Mobile’s specifications, upload it to the publication platform, and provide it to users for reading after the content has been approved.

2.	“This Agreement” includes the main text, appendices, supplementary agreements and other relevant written documents.
3.	“Work” or “Works” refers to content, in the form of words or pictures, etc., that Party B provides to or authorizes Party A to access, and from which Party A may select certain content to provide to its mobile phone users to read.
4.	“Information Network Transmission Right” refers to the right under PRC law to offer Works to the public via wire or wireless methods so that any member of the public may access the Works at the time and place of his/her choice.
5.	“Confidential Information” refers to information or data given to a receiving party during consultations, negotiations, execution and performance of this Agreement, which is owned, possessed or controlled and adopted with confidential measures by the disclosing party, or is related to the disclosing party, including but not limited to a branch company, parent company or branch company of the parent company of the disclosing party. Notwithstanding the foregoing, the following information shall not be deemed as Confidential Information: (a) information legally obtained by the receiving party prior to or concurrently when the disclosing party disclose such information; (b) information that is in the public domain when or after the disclosing party discloses such information, provided that there is no inappropriate actions of the receiving party; (c) information independently developed by the receiving party without access to the disclosing party’s confidential information; and (d) information legally obtained by a third party and disclosed to the receiving party.
6.	“Force Majeure Event” refers to events which are beyond the reasonable control of both Parties and which are unpredictable, or are unavoidable even if predicable, and will interrupt, affect or delay the performance of all or part of the obligations by either Party according to the Agreement.
Unless the context otherwise requires, in this Agreement:
(1)	Reference to a clause, appendix or schedule is a reference to a clause, appendix or schedule of this Agreement;
(2)	All the appendices and schedules are integral parts of this Agreement;
(3)	The singular includes the plural and vice versa;

(4)	Reference to any agreement or document is a reference to such agreement or document (or any of its clauses if applicable) as, from time to time, may be amended, updated, restated or replaced;
(5)	Reference to any Party to this Agreement or to any other documents or specified matters includes the executor, replacement, successor or permitted transferee of such Party. This Agreement is for the benefit of the Parties, their respective legal successor(s) and transferee(s) and shall be equally binding upon the Parties, their respective legal successor(s) and transferee(s).

Article 3.	Rights and Obligations of Party A
1.	Party A shall enjoy the Information Network Transmission Right granted by Party B in respect of any Works (The scope of such license shall be subject to the licensing documents); during the term of this Agreement, for Works licensed by Party B, Party A shall have the right to publish, distribute and sell such Works within the scope of license, but may not transfer this right to any third party.
2.	Party A shall follow the relevant laws, statutes and regulations with respect to the Information Network Transmission Right, and exercise the right within the scope of license granted by Party B.
3.	In exercising the abovementioned right, Party A shall be limited to the mobile reading platform and related channels within China Mobile used to promote the mobile reading platform business. In the event that Party A goes beyond the scope of license granted by Party B in using the Works, it shall compensate Party B for any direct losses. Under no circumstances shall the compensation liability of Party A exceed the actual profits obtained by Party A under this Agreement.
4.	Party A shall be responsible for providing technical support and maintenance services in relation to the Mobile Reading Business, including but not limited to providing a self-service platform in which Party B can check online at any time information about the Works it provides, such as their status and sales situation.
5.	The mobile reading platform is Party A’s self-owned service platform and Party A shall have the right to decide whether to permit Party B to use the platform or its software.
6.	Party A shall have the right to supervise, administer and operate the Works provided by Party B on the mobile reading platform and shall have the right to refuse to publish any Works or content thereof provided by Party B, which are not in compliance with the laws, regulations or rules or which are deemed improper by Party A. However, the exercise of such a right by Party A shall not be deemed as Party A’s approval, guarantee or warranty for the content of any Works. Party B shall be fully responsible for the Works or content it provides. In the event that the inappropriate content or copyright defect of a Work results in losses or has a negative effect on Party A, Party A shall be entitled to claim compensation from Party B.
7.	Party A shall, according to the payment and settlement rules, provide Party B on a regular basis the billing statements for all the Works provided by Party B and shall pay the profits to Party B in accordance with this Agreement.
8.	In accordance with market needs, Party A may determine the methods for promoting, packaging, and selling the Works; Party B shall have the right to suggest the price of the Works. If the price recommended by Party B materially deviates from the market value of the Works, Party B shall provide further pricing advice.
9.	During the period of cooperation, upon approval by Party B and within the scope of license, Party A may use without charge, for advertisement and promotional purposes, Party B’s company name (trade name), trademarks, logo, visual identification (VI) and other brands, extracts of any Works (which does not exceed 30% of the Work’s entire content), as well as any name of the Works, its images, title pages and its front and back covers, etc. At the same time, Party A will be held fully responsible for the violation of any laws and regulations of the PRC during the course of its promotional activities.
10.	During the period of cooperation, in the event that the term of a copyright license for a Work expires and Party B does not renew or extend the license, Party A shall remove such Works from its mobile reading platform upon the expiration of the term of the license; however, in order to protect the customers’ rights and interests, the content of any Works already purchased by a user shall not be removed from that user’s personal book collection. The term of the license shall be specified in the relevant license documents, but shall not be shorter than 12 months.
11.	In the event that the Parties do not intend to extend this Agreement upon the expiration thereof or in the event of the early termination of this Agreement, Party A may use licensed Works until the expiration of the license term thereof. The content of any Works already purchased by a user shall remain on such user’s personal bookshelf.
12.	Party A shall be obligated to provide digital copyright protection technology for any Works licensed by Party B.

Article 4.	Rights and Obligations of Party B
1.	Party B warrants that it owns the Information Network Transmission Rights in respect of the Works (the limit and scope of such licensed rights shall be subject to the licensing documents and that it has the right to grant license to Party A to use any of the Works in accordance with this Agreement.
2.	Party B shall convert the Works into a format as required by Party A and upload it to Party A’s platform.
3.	Party B undertakes that the content of the Works that it provides during the cooperation period does not infringe upon any third party’s rights; in the event that Party B uses the work of a third party for which such third party owns the Information Network Transmission Right, Party B shall obtain license from such party or its representative for Party B and/or Party A to use the work within the scope of its “Mobile Reading Business”. In the event that any third party makes a claim against Party A for the infringement upon its intellectual property rights or legal rights by the content of any Work provided by Party B and used by Party A under this agreement for the “Mobile Reading Business”, Party B shall deal with the matter at its own cost and shall also fully compensate Party A for any losses it incurs.
4.	Party B shall have the right to, in accordance with Party A’s requirements, use any functions of the mobile reading platform in respect of Party B’s Works, such as uploading or editing. Party B shall enjoy the right to advise Party A in respect of the functions used in the mobile reading platform operated by Party A.
5.	Party B shall, within the scope of license granted by Party A, use the Mobile Reading MCP self service platform provided by Party A and shall protect the intellectual property rights of the platform and its software.
6.	Party B shall be entitled to receive profits in accordance with this Agreement, and the arrangements for the distribution of the profits are detailed in Article 7 of this agreement.
7.	Within [This information is missing in the original as signed agreement] days of the date of execution of this Agreement, Party B shall provide Party A with the first batch of [This information is missing in the original as signed agreement] licensed Works. For each month thereafter, Party B will provide Party A with [This information is missing in the original as signed agreement] licensed Works per month. A list of the Works shall be specified in the relevant license documents, which shall be annexed as supplemental appendices to this Agreement.
8.	Party B shall maintain timely updates on its associated websites for any unfinished serialized Works it provides to Party A. In addition, Party B shall provide in a timely manner to Party A, updated Works listed in its subscription rankings list and recommendations list; specific details regarding the catalogue and quantity of the Works shall be mutually agreed upon by both parties.

9.	Party B, as the content provider of the Works for the mobile reading platform, shall provide to Party A, in accordance with Party A’s requirements, the content of the Works as well as any relevant information (including, but not limited to copyright documentation and license documents in respect of the Works). Party B shall provide the abovementioned documents to any persons appointed by Party A for review. The copyright documentation and license documents shall require Party B’s stamped signature for confirmation, shall be annexed as appendices to this Agreement and shall carry an equal force of law as this Agreement. The abovementioned review by Party A does not release Party B from any liabilities; Party B shall bear full responsibility for any liabilities arising from the defects of the legal rights of the Works and shall fully compensate Party A for any losses occasioned thereby.
10.	Party B shall keep the account number and passwords of the Mobile Reading Platform provided by Party A strictly confidential. Party B shall immediately inform Party A in the event of any such account and/or passwords being lost or stolen. Party B shall be responsible for any and all liabilities arising from the use of such reading platform.
11.	Party B has the right to advise on the pricing and promotion for any Works which it provides.
12.	In line with the development requirements of the Mobile Reading Business, Party B shall, according to Party A’s requirements, make timely updates to any relevant content, respond effectively and coordinate successfully in the management of the business.
13.	Upon the expiration of the licensing term of a Work, in order to protect the rights of users who have already subscribed for such Work, Party B shall allow Party A to maintain the Work for such user on a personal space created on Party A’s platform on behalf of such user.
14.	Party B shall be responsible for using its own resources to promote the Mobile Reading Platform business to consumers and coordinate with Party A effectively in marketing and sales activities through utilizing effective market channels and facilitating the relevant publicity activities. Without the written consent of Party A, Party B may not promote the Mobile Reading Business and content of relevant Works by sending SMS, MMS, Wappush or other group messages directly to users.
15.	Party B may check the status, sales and relevant information of Works online through the MCP self-service platform provided by Party A.

16.	With respect to promotional activities such as market proposals, media publicity and information releases, Party B shall, according to Party A’s request and permission, display the trademark associated with China Mobile’s Mobile Reading brand as well as the logo of the Mobile Reading Business website in any promotional or advertising content.
17.	Without the prior consent of Party A, Party B may not utilize the name or logo associated with China Mobile’s Mobile Reading brand, the “China Mobile Communications” brand logo, the typeface of the brand, as well as the company names of Party A, its affiliates, and its mobile reading product bases.
18.	Party B is entitled to the privileges and preferential policies applicable to its role as a strategic MCP of the Mobile Reading Business. Details about specific privileges and preferential policies are referred to in the specific provisions of the Measures of Level-to-Level Management of the Mobile Reading Base of China Mobile.

Article 5.	Special Covenants
Party B hereby undertakes that during the term of this Agreement, the Information Network Transmission Right for all of the contracted original premium content of the Works, which Party B licenses Party A to use, is exclusive to Party A among the field of telecommunications operators. Party B may only license Party A as the sole telecommunications operator to use the Information Network Transmission Right of the licensed Work. Party B may not license any telecommunications operator other than Party A to use the abovementioned right, but parties other than telecommunications operators are not subject to such exclusivity of licensing. If an affiliate of Party B obtains the license from Party B to use the Works, Party B shall ensure that such affiliate will not license any other telecommunication operators, other than Party A, to use the Information Network Transmission Right in respect of the premium content of such Works.
Party A hereby undertakes that it will give strategic support to Party B in connection with mobile reading operations, including giving more recommendations to Works provided by Party B, offering intensive recommendations for newly published Works and preferential marketing activities.

Article 6.	Confidentiality
1.	Both Parties shall keep strictly confidential any business materials and data concerning the cooperation provided for herein, personal information of the end-users and any other information which shall be kept confidential during cooperation between the Parties.

2.	Without the written consent of the other Party, neither Party shall provide or disclose any proprietary information concerning the other Party to any third party or individual, unless requested to disclose in fulfillment of its obligations set forth in this Agreement or in compliance with any laws or regulations. Proprietary information includes but is not limited to information contained in this Agreement, trade secrets, computer programs, design techniques, proprietary techniques, workmanship, data, business and products developing plan, materials and information of customers.
3.	Confidential information provided or disclosed by both Parties shall only be disclosed to employees designated for the implementation of this Agreement and solely for the purpose of this Agreement; However, neither Party shall disclose any Confidential Information to their employees before taking any and all reasonable precautions, including but not limited to (i) notifying such employee(s) of the nature of confidentiality of the information to be disclosed, (ii) obtaining confidentiality undertakings from such employee(s), agreeing to at least keep the same degree of confidentiality as prescribed in this Agreement to prevent such employee(s) from using any Confidential Information for his/her own interests or from disclosing such Confidential Information to any other third party without prior authorization.
4.	Both Parties may disclose the Confidential Information to their respective lawyers or financial consultants for the purpose of providing professional assistance to the Parties, provided that they shall request such person to sign confidentiality agreements or perform confidentiality obligations by complying with professional ethics.
5.	Upon the requirement of relevant governmental authorities or regulators, both Parties may disclose the Confidential Information within the limits or extent requested by such authorities, subject to written notice being sent to the other Party concerning the contents of the information to be disclosed for the necessary protection of the other Party. Each Party shall use its best endeavor to inform the other Party prior to the disclosure of such Confidential Information and the other Party shall use its reasonable commercial efforts to obtain the confidential treatment of the disclosed information from the relevant governmental authorities or institutions.
6.	The confidentiality obligations provided in this Article shall permanently and consistently survive this Agreement in all circumstances.
7.	The confidentiality obligations shall not apply to the following information:

7.1	information that has already entered the public domain at the time it was received by the disclosing party, or becomes part of the public domain for reasons not due to the negligence of the Parties or their employee(s), lawyer(s) or other staff subsequent to the disclosure of the information.
7.2	As evidenced by written documents, the information has been known to or in the possession of either Party when it was disclosed, and such information was not directly or indirectly received from the other Party;
7.3	The information, as evidenced by written documents, is disclosed to both Parties, by any third party who is not obliged to comply with the confidentiality obligations set forth herein and is entitled to disclose such information.
8.	Upon the expiration or termination of this Agreement, each Party shall immediately cease to use and prevent any third party from using such Confidential Information received from the other Party and such information shall be returned to the other Party, deleted or destroyed after receiving written notice from the other party to that effect.

Article 7.	Profits Distribution and Settlement
1.	Settlement of accounts between the Parties shall be based upon the information fees generated by the Works provided by Party B on the Mobile Reading Platform. Party A shall pay to Party B [***](1) of the information fees generated by the Works as consideration for the right to use the Works. Information fees refer to the content fees generated from users who have subscribed for the Works, and exclude the telecommunication charges incurred by using Party A’s network.
2.	Settlement: Party A shall settle its account with Party B on a monthly basis. In accordance with Party A’s billing system, monthly billing statements shall be prepared within two months of the occurrence of the actual business activities and Party A shall provide Party B with bills within 10 days of the completion of the monthly billing statements. If there are no disagreements, Party B shall make a written confirmation and issue an invoice to Party A within 7 days upon receipt of the bills; Party A shall make payment to Party B within 15 days of the receipt of such invoice. In the event of a disagreement by Party B, Party B shall request account verification within 5 days of receiving of the bills.
3.	Pursuant to the stipulations of tax laws and regulations, both Parties shall bear the obligations of tax payment arising out of the performance of this Agreement respectively.
4.	Party B shall be responsible for accurately providing Party A with its bank account information as follows:

(1)	This portion of the Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

Bank Account Holder:	Shanghai Xuanting Entertainment Information
Technology Co., Ltd.

Opening Bank:	China Merchants Bank, Shanghai Branch, Dongfang Sub-branch

Bank Account:	213081673710001
5.	If the Parties have disagreement on the billing amount, the amount provided by the Mobile Reading Platform shall prevail. The issuance of an invoice to Party A by Party B shall be deemed that Party B has no objection to the billing amount.

Article 8.	Term
1.	This Agreement shall take effect immediately upon the date of signing and shall remain in effect for one year. If neither Party provides written notice of their objection to the renewal of the Agreement two months prior to the expiration of the Agreement, this Agreement shall be automatically renewed for another year. However, this Agreement may only be renewed once.
2.	During the term of this Agreement, the Agreement may be automatically terminated upon the mutual consent of both Parties.
3.	In the event that this Agreement cannot be performed due to the occurrence of Force Majeure Events, this Agreement shall be automatically terminated after the completion of all outstanding settlements by both Parties.
4.	In the event that this Agreement cannot continue to be performed by either Party due to the occurrence of any event and such event is predictable, the Party affected by the event shall report to the other Party within 3 working days from the date when it should have predicted the occurrence of such event and shall assist the other Party in the completion of outstanding matters. In the event that the other Party suffers losses due to the affected Party’s failure to report to the other Party the occurrence of such an event, the Party affected by the event shall indemnify the other Party for any losses incurred.

Article 9.	Force Majeure
1.	In the event of failure or delay to perform all or any part of this Agreement due to the occurrence of Force Majeure Event by either Party, the Party affected by the Force Majeure Event (the “Affected Party”) shall not be deemed to be in violation of this Agreement, provided always that all of the following have been satisfied:
1.1	The occurrence of a Force Majeure Event directly causes the failure of performance of all or any part of a Party’s obligations under this Agreement; and the Affected Party did not delay the performance of its obligations prior to the occurrence of the Force Majeure Event;

1.2	The Affected Party has used its best endeavors to perform its obligations and to reduce the losses of the other Party caused by the Force Majeure Event; and
1.3	The Affected Party shall, upon the occurrence of a Force Majeure Event, immediately inform the other Party and provide the other Party with a notarial certificate and written statement regarding such Force Majeure Event within fifteen (15) days of the occurrence of such Force Majeure Event. The written statement shall also clarify the reason of delaying the performance of all or any part of this Agreement.
2.	Upon the termination or elimination of the Force Majeure Event, the Affected Party shall continue to perform its obligations hereunder and shall report to the other Party as soon as practicable. The duration of performance of the Agreement by the Affected Party shall be extended, and the period of time by which the Agreement shall be extended shall be equal to the actual period of time by which the Agreement was delayed due to the Force Majeure Event.
3.	Where a Force Majeure Event continues for thirty (30) days or more, both Parties shall discuss the alteration or termination of this Agreement in accordance with the degree and extent of effect of the Force Majeure Event. If both Parties cannot reach an agreement within ten (10) days upon the circulation of written notice instigating negotiation by one Party, either Party is entitled to terminate this Agreement without being liable for default.

Article 10.	Governing Law and Dispute Settlement
1.	The establishment, validity, interpretation, performance, execution, amendment, termination of, and any dispute resolution matters relating to, this Agreement shall be governed by the laws of the PRC.
2.	Any dispute or claim arising out of or in relation to this Agreement or to the interpretation, default, termination, or validity of this Agreement shall be resolved through friendly consultation by the Parties. A consultation shall immediately commence upon the delivery by one Party to the other Party of a written notice for a consultation.
3.	Any dispute arising out of or in relation to the performance of this Agreement shall be resolved through friendly consultation by both Parties. In case such dispute cannot be resolved by negotiation, any Party may submit such dispute to the People’s court at the domicile of Party A.

4.	Where any matter under this Agreement is subject to litigation, all provisions of this Agreement, under exception of those provisions which are under dispute, shall remain in full force and effect and shall continue to be performed by the Parties.
5.	Both Parties agree to deliver any court summons, notices or other documents relating to arbitration awards or compulsory execution awards as prescribed in the Notice and Delivery section set forth herein. Any provision prescribed in Notice and Delivery section shall not affect each Party’s right to deliver any such court summons, notices or other documents by any other ways permitted by the relevant laws.
6.	If any or all the provisions of this Agreement are deemed to be unenforceable or invalid, this Article 10 shall remain in full force and effect.

Article 11.	Representations and Warranties
1.	Each Party undertakes to the other Party that it is an independent legal entity duly established, legally registered and validly existing, and that it has the lawful qualifications to enter into this Agreement. No legal obstacles or significant events exist, as at the time and date of the execution of this Agreement, which would affect its valid existence and its ability to perform this Agreement.
2.	Each Party undertakes to the other Party that the designated authorized representative, being a person having full civil capacity, is authorized in writing to sign this Agreement; and there are no legal obstacles preventing the authorized representative of each Party to sign this Agreement on behalf of such Party. Further, each Party acknowledges and shall be responsible for any actions conducted by the authorized representative under this Agreement. Both Parties also acknowledge that the following circumstances do not exist: (i) unclear authorization or the authorized representatives acting ultra vires; or (ii) any circumstances which may lead to the invalidity or revocation of all or any part of this Agreement.

Article 12.	Miscellaneous
1.	Any other matters not mentioned herein shall be settled through friendly consultations between the Parties.
2.	In the event the government adjusting any relevant policies, both Parties may amend the corresponding provisions of this Agreement pursuant to relevant adjustments of the governmental policies.
3.	This Agreement is executed in four (4) copies with each Party holding two copies, and each copy shall have equal validity.

Party A:	Party B:

Authorized Representative: /s/ Jiang Wang	Authorized Representative: /s/ Jiakai Li

Signature/Seal	Signature/Seal

Date:	Date: